Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-285742) and Form S-8 (Nos. 333-260060, 333-255384, 333-263423, 333-293205, and 333-293358) of our reports dated March 11, 2026, relating to the financial statements of Marvell Technology, Inc. and the effectiveness of Marvell Technology Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended January 31, 2026.

/s/ Deloitte & Touche LLP

San Jose, California
March 11, 2026